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Exhibit 24.2

                               POWER OF ATTORNEY


Grand Financial Group Ltd., a company organized under the laws of the British Virgin Islands, with its registered address at Wickams Cay, P.O. Box 146, Road Town, Tortola, BVI (the "Company"), hereby makes, constitutes and appoints Pavel Valentinovich Kulikov, a citizen of the Russian Federation, holding passport series VII-SB No. 607394, issued by Militia Department No. 49 of the City of Moscow on 7 April 1993, as its true and lawful attorney, to execute and cause to be filed with the United States Securities and Exchange Commission on behalf of the Company a Schedule 13D or any amendment thereto, or any other filings with the United States Securities and Exchange Commission necessary or appropriate in respect of securities of Open Joint Stock Company Vimpel-Communications acquired for the account of Eco Telecom Limited and which the Company may be deemed to beneficially own, which Schedule 13D and any other such filings shall be in such form as such individual shall approve.

This power of attorney shall remain valid and in force until revoked in writing by the undersigned.

IN WITNESS WHEREOF, Grand Financial Group Ltd. has caused this instrument to be executed by its duly authorized Director Mrs. Irene Spoerry on the 20/th/ day of May, 2002.


                              GRAND FINANCIAL GROUP LTD.



                                      /s/ Irene Spoerry
                              ------------------------------------
                              By:     Irene Spoerry
                              Title:  Director


[SEAL OF NOTARY]